Exhibit 99.2

Avnet Expands Share Repurchase Authorization by $500 Million;

Increases Dividend by 5.3% to $0.20 per Share

PHOENIX -- August 29, 2018-- Avnet (Nasdaq: AVT), a leading global technology solutions provider, today announced that the Board of Directors approved an expansion of the company's current share repurchase authorization by $500 million. Avnet now has $722 million available for share repurchases when combined with prior authorizations.

In addition, Avnet’s Board of Directors approved a 5.3% increase in the quarterly cash dividend to $0.20 per share. The dividend will be paid on September 20, 2018 to shareholders of record as of the close of business on September 10, 2018.

Chief Executive Officer, Bill Amelio commented, “The Board’s decision to expand our share repurchase program and increase Avnet’s dividend sends a strong positive signal to the investment community. These actions underscore Avnet’s commitment to create and deliver increased value to shareholders in the short term, while providing confidence that we’re successfully driving toward our longer-term growth goals.”

The company may repurchase shares from time to time at the discretion of management in open market, privately negotiated transactions, or otherwise -- subject to applicable laws, regulations and approvals, strategic considerations, market conditions and other factors. The company may terminate or limit the share repurchase program at any time without prior notice.

About Avnet

From idea to design and from prototype to production, Avnet supports customers at each stage of a product’s lifecycle. A comprehensive portfolio of design and supply chain services makes Avnet the go-to guide for innovators who set the pace for technological change. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.Avnet.com. (AVT_IR)

Visit the Avnet Investor Relations website at ir.avnet.com or contact us at investorrelations@avnet.com.

Investor Relations Contact
Abernathy MacGregor
Ina McGuinness, 480-643-7053
investorrelations@avnet.com

Media Relations Contact
Avnet
Maureen O’Leary, 480-643-7499
Director, Media Relations
Maureen.OLeary@avnet.com